EXHIBIT 99.1

[inTEST News Release Letterhead]

FOR IMMEDIATE RELEASE

inTEST Corporation Announces Completion of Acquisition of
Thermonics, Inc., a Division of Test Enterprises, Inc.

Acquisition Will Further Diversify Company's Thermal Products Segment to Address Growth Markets

MOUNT LAUREL, NJ, January 17, 2012 - inTEST Corporation (Nasdaq: INTT), an independent designer, manufacturer and marketer of temperature management products and semiconductor automatic test equipment (ATE) interface solutions, today announced that Temptronic Corporation, a member of inTEST Corporation's Thermal Solutions Group, has closed on the acquisition of Thermonics, Inc., a division of Test Enterprises, Inc. on January 16, 2012, pursuant to the agreement entered into on December 9, 2011. The purchase price for the assets was approximately $3.8 million cash, which included net working capital of approximately $1.1 million.

Thermonics, Inc.
Established in 1976, Sunnyvale, California-based Thermonics is well established in the development of precision temperature testing systems and is a supplier of fast, accurate and reliable temperature-testing equipment. Thermonics' products provide a range of precision temperature forcing systems used throughout a number of industries, including semiconductors, to verify the performance of products at a range of temperatures. Their systems are in use worldwide, providing high productivity and test accuracy as well as maintenance savings for their customers. Thermonics' net revenues for 2011 were approximately $5.4 million.

inTEST Thermal Solutions Group
inTEST's Thermal Solutions Group provides customized temperature test solutions and offers the industry's largest breadth of thermal solutions available. The group combines the strengths of Temptronic Corporation, the worldwide leader in temperature forcing systems for the semiconductor and broader electronic test market, and Sigma Systems Corporation, a provider of custom chambers and thermal platforms.

In announcing the completion of the transaction, James Pelrin, President of inTEST Thermal Solutions, said, "We are very pleased to add Thermonics, its products and technologies to our portfolio of leading edge thermal solutions. Our mission is to be the partner of choice for all thermal conditioning and process applications requiring advanced or customized solutions. The acquisition of Thermonics strengthens our position as the leading provider offering the most comprehensive range of thermal products and capabilities."

Acquisition Further Diversifies Thermal Products Segment to Address Growth Markets
Robert E. Matthiessen, inTEST Corporation's President and Chief Executive Officer, noted, "Thermonics is a highly respected name in the industry. The addition further enhances our presence in the semiconductor test space, while, at the same time, provides additional leverage into growth industries outside of semiconductor. As inTEST Corporation evolves from its origins as an automated test equipment company with a primary focus on semiconductors to a broad-based industrial test company, non-semiconductor related products will play an even greater role in the Company's growth strategy and success. To date we have expanded our business into several growth markets, including Automotive, Military-Aerospace, Industrial and Telecommunications."

About inTEST Corporation
inTEST Corporation is an independent designer, manufacturer and marketer of temperature management products and ATE interface solutions, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. Specific products include positioner and docking hardware products, temperature management systems and customized interface solutions. The Company has established strong relationships with semiconductor manufacturers globally, which it supports through a network of local offices. For more information visit www.intest.com.

Contacts:	Investors:
inTEST Corporation	Laura Guerrant-Oiye, Principal
Hugh T. Regan, Jr.	Guerrant Associates
Treasurer and Chief Financial Officer	lguerrant@guerrantir.com
Tel: 856-505-8999	Tel: 808-882-1467

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